Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Richard G. Smith	Leslie Loyet
Chief Financial Officer	Analyst Inquiries
(773) 380-6587	(312) 640-6672
FOR IMMEDIATE RELEASE
MONDAY, AUGUST 11, 2008
DEERFIELD CAPITAL CORP. ANNOUNCES
SECOND QUARTER 2008 RESULTS
DFR Profitable — Liquidity Position Stable
Declares Cash Dividend of $0.085 Per Share
Announces up to $1.0 Million Share Repurchase Program
Board Establishes Special Committee and Retains UBS Investment Bank to Explore
Strategic Alternatives
CHICAGO, August 11, 2008 — Deerfield Capital Corp. (NYSE: DFR) today announced the results of operations for its second quarter ended June 30, 2008 and provided a corporate update.
SECOND QUARTER 2008 SUMMARY AND CORPORATE UPDATE
•	Net income for the quarter totaled $5.7 million, or $0.08 per diluted common share, compared with net income of $14.5 million, or $0.28 per diluted common share in the prior year quarter.
•	Estimated REIT taxable income, a non-GAAP financial measure, was a loss of $34.0 million, or $0.49 per diluted common share, compared to income of $20.5 million, or $0.40 per share in the second quarter of 2007 (see reconciliation of GAAP net income (loss) to estimated REIT taxable loss attached).
•	Assets under management (AUM) totaled approximately $13.0 billion at July 1, 2008.
•	Book value per share was $3.37 at June 30, 2008, up from $3.26 at March 31, 2008.
•	Economic book value per share, a non-GAAP financial measure, was $3.41 at June 30, 2008 (see Economic Book Value section that follows and reconciliation of book value to economic book value attached).
•	Unrestricted cash, cash equivalents, unencumbered liquid securities and net equity in financed liquid securities totaled approximately $85.7 million at quarter end.
•	Closed the acquisition of the management contract for Robeco CDO II Limited in July 2008, adding approximately $201 million in AUM.

Results of Operations
In December 2007, the company acquired its external manager, Deerfield Capital Management LLC (DCM), a fixed income asset manager with a diversified revenue and fee income stream (the Merger). In the following discussion, the agency residential mortgage backed securities (RMBS) and corporate debt businesses are referred to as the Principal Investing segment and the asset management business acquired in the Merger is referred to as the Investment Management segment.
Results for the quarter ended June 30, 2008 reflect the impact of a downsized balance sheet with less leverage and fee income from asset management activities. Net income for the quarter totaled $5.7 million, or $0.08 per diluted common share, compared with net income of $14.5 million, or $0.28 per share, for the second quarter of 2007. Results were positively affected by the Merger, but also reflect better performance in the RMBS trading and loan held for sale portfolios, offset by a decline in net interest income, and impairment charges on commercial mortgage backed securities (CMBS) and intangible assets.
Net interest income totaled $9.4 million in the quarter ending June 30, 2008, compared with $27.2 million in the second quarter of 2007. The decrease was largely driven by significantly lower balances in the RMBS portfolio due to sales in the first quarter of 2008 and interest expense on the company’s Series A and Series B notes issued in connection with the Merger.
Investment advisory fees totaled $12.4 million in the quarter reflecting the Merger. Results included a $2.7 million non-recurring performance fee earned with respect to one of the company’s asset-backed securities (ABS) collateralized debt obligations (CDO) that exceeded a net interest spread hurdle during its initial asset ramp-up period.
The provision for loan losses was $2.3 million for the quarter, down by $2.8 million from the prior year quarter, reflecting credit loss provisions on three commercial real estate impaired loans in the current quarter compared to one larger loss provision on a single impaired middle market loan in the prior year quarter.
Expenses totaled $16.9 million for the quarter, up by $11.7 million over the prior year quarter. The increase was largely due to the Merger, as well as intangible asset impairment of $1.0 million attributable to loss of expected revenues associated with the pending liquidation of one of the company’s ABS CDOs that triggered an event of default due primarily to downgrades of its underlying collateral.
Other income and gain (loss) was a net gain of $6.0 million in the quarter, compared with a net loss of $2.5 million in the prior year quarter. The improved performance was primarily due to better net results in the RMBS and associated interest rate swap portfolios and current quarter market price recovery in the syndicated bank loan held for sale portfolio, partially offset by a $3.9 million impairment charge on CMBS holdings.
Estimated REIT taxable income, a non-GAAP financial measure, for the quarter ended June 30, 2008, totaled a loss of $34.0 million, or $0.49 per diluted common share, compared to income of $20.5 million or $0.40 per share, in the second quarter of 2007. A reconciliation of GAAP net income to estimated REIT taxable income is attached.

Commenting on second quarter results, Jonathan Trutter, chief executive officer, said, “Our second quarter results reflect the combination of a less levered operating strategy and reduced volatility in overall market conditions. Liquidity has stabilized and we are generating net positive cash flow from operations that is being conservatively invested in short-term, highly liquid securities pending longer term strategic deployment of those funds.”
Trutter added, “We are also very pleased to have closed our first transaction in our previously announced CDO roll-up strategy and believe Deerfield is well positioned in the marketplace to secure more of these types of transactions.”
Investment Management Segment
The investment management group specializes in credit and relative value products, with teams dedicated to bank loans, corporate debt securities, asset-backed securities and government arbitrage.
As of July 1, 2008, AUM totaled approximately $13.0 billion held in twenty-nine CDOs and one structured loan fund, one private investment fund and six separately managed accounts. The following table summarizes AUM and investment advisory fees for each product category:

			Three months
	July 1, 2008 (1)		ended June 30, 2008		April 1, 2008 (1)
				Investment
	# of		Average	Advisory	# of
	Accounts	AUM (3)	AUM (1) (2)	Fees	Accounts	AUM
		(in thousands)				(in thousands)
CDOs
Bank loans (4)	15	$5,151,278	$5,043,703	$5,678	16	$5,907,280
Asset backed securities	13	6,336,532	6,523,294	4,142	13	6,675,779
Investment grade credit	2	620,883	631,058	284	2	636,145

Total CDOs	30	12,108,693	12,198,055	10,104	31	13,219,204
Investment Funds (5)
Fixed income arbitrage	1	436,156	509,036	1,992	2	618,540

Separately Managed Accounts (6)	6	431,480	423,364	263	6	399,006

Total AUM (7)		$12,976,329	$13,130,455	$12,359		$14,236,750

(1)	AUM numbers are reported as of April 1, 2008 and July 1, 2008, rather than as of the last day of the prior month, to be inclusive of any investment fund contributions effective on the first day of the month.

(2)	Average AUM is calculated as the average of the April 1, May 1 and June 1, 2008 AUM.

(3)	CDO AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CDOs and are as of the date of the last trustee report received for each CDO prior to the AUM date. Our CDOs/Bank loans AUM includes AUM related to our structured loan fund.

(4)	The AUM for our Euro-denominated bank loan CDOs have been converted into U.S. dollars using the spot rate of exchange as of the respective AUM dates.

(5)	The Number of Accounts for the Investment Funds does not include feeder funds, which are funds that invest all or substantially all of their assets into a trading fund which we manage, although some of our management fees are paid pursuant to contracts with those feeder funds.

(6)	The AUM for certain of the separately managed accounts is a multiple of the capital actually invested in such account. Management fees for these accounts are paid on this levered AUM number.

(7)	Included in the Total AUM are $295.3 million and $300.8 million as of July 1, 2008 and $294.7 million and $300.5 million as of April 1, 2008 related to Market Square CLO and DFR MM CLO, respectively, which amounts are also included in the Principal Investing segment discussion. DCM manages these vehicles but is not contractually entitled to receive any management fees for so long as 100% of the equity in these vehicles is held by DC LLC or an affiliate thereof. All other amounts included in the Principal Investing segment are excluded from Total AUM.
AUM totaled approximately $13.0 billion as of July 1, 2008, down by approximately $1.3 billion or 8.9% from April 1, 2008. The decline was primarily due to the loss of Coltrane CLO PLC which triggered a market value-based event of default during the first quarter of

2008 and is currently being liquidated by a receiver. Coltrane CLO PLC AUM included in the company’s April 1, 2008 total AUM was $644.6 million. In addition, the smaller of the company’s two investment funds with an April 1, 2008 AUM of $97.8 million was liquidated in the second quarter of 2008 due to significant redemptions.
Principal Investing Segment
Investment Portfolio
The following table summarizes the carrying value of the company’s invested assets and the respective balance sheet classifications as of June 30, 2008 (in thousands):

	Carrying Value
	Available-			Loans		Total	Total
	for-Sale	Trading	Other	Held for		Jun 30,	Mar 31,
Description	Securities	Securities	Securities	Sale	Loans	2008	2008
Agency RMBS	$—	$415,336	$—	$—	$—	$415,336	$437,902
Non-agency RMBS	—	28,849	—	—	—	28,849	29,749

Total RMBS	—	444,185	—	—	—	444,185	467,651

U.S. Treasury bills	—	999,954	—	—	—	999,954	999,300

Corporate leveraged loans: (1)
Loans held in DFR MM CLO	—	—	—	—	259,577	259,577	277,481
Loans held in Wachovia facility	—	—	—	4,484	85,143	89,627	105,698
Other corporate leveraged loans	—	—	—	—	24,879	24,879	23,798
Commercial mortgage-backed assets	1,012	—	—	2,136	14,064	17,212	23,750
Equity securities	—	—	5,472	—	—	5,472	5,472

Total structured & syndicated assets(2)	1,012	—	5,472	6,620	383,663	396,767	436,199

Assets held in Market Square CLO (3)	5,098	—	—	257,939	—	263,037	251,517
Other investments and loans (4)	1,293	1,663	—	—	—	2,956	4,933

Total alternative assets	7,403	1,663	5,472	264,559	383,663	662,760	692,649

Total invested assets — June 30, 2008	$7,403	$1,445,802	$5,472	$264,559	$383,663	$2,106,899	$2,159,600

Total invested assets — March 31, 2008	$9,935	$1,469,742	$5,472	$246,548	$427,903	$2,159,600

(1)	Corporate leveraged loans exclude credit default swaps with an estimated net negative fair value of $0.1 million and a $11.0 million gross notional value. Also excluded are total return swaps with an estimated net negative fair value of $0.4 million and a $14.4 million notional value.

(2)	This amount is reported gross of the $7.9 million allowance for loan losses.

(3)	Assets held in Market Square CLO include syndicated bank loans of $257.9 million, high yield corporate bonds of $3.3 million and asset-backed securities of $1.8 million as of June 30, 2008.

(4)	Other investments and loans includes $1.7 million of preferred shares of CDOs owned by DCM and considered assets of our Investment Management segment.
Total invested assets were down $52.7 million, or 2.4%, to $2.1 billion as of June 30, 2008 compared to the end of the prior quarter. The decrease was primarily attributable to principal paydowns received on the RMBS portfolio and select sales of corporate leveraged loans that have been financed through the company’s revolving warehouse funding facility with Wachovia Capital Markets, LLC (the Wachovia Facility).
Mortgage Securities Portfolio
During the second quarter of 2008, the RMBS portfolio decreased by 5.0% to $444.2 million from $467.7 million as of March 31, 2008. The notional amount of interest rate swaps totaled $454.0 million at quarter end. The net portfolio duration, which is the difference between the duration of the RMBS and that of the repurchase agreements funding these investments, adjusted for the effects of the company’s swap portfolio, was approximately 1.33 years at June 30, 2008, based on model-driven results, compared to 1.21 years at March 31, 2008. This means the company could expect approximately a 1.33% change in value of the combined RMBS and interest rate swap portfolios given a 1% change in interest rates. Empirical net duration, which is based on actual price movements observed in the market, is estimated to be significantly less than the model-driven results.
The RMBS holdings consisted of hybrid adjustable rate and fixed rate bonds as of June 30, 2008, as follows:

			Weighted Average
	Par and						Constant
	Notional	Estimated		Months to	Yield to	Contractual	Prepayment	Modified
Security Description	Amount	Fair Value	Coupon	Reset (1)	Maturity	Maturity	Rate (2)	Duration (3)
	(In thousands)
Hybrid Adjustable Rate RMBS:
Rate reset in 1 year or less	$45,071	$45,086	5.57%	5	4.63%	12/2036	17.4	1.1
Rate reset in 1 to 3 years	224,061	225,950	4.83%	19	4.47%	2/2035	11.0	1.6
Rate reset in 3 to 5 years	89,069	90,205	5.13%	40	4.71%	9/2035	10.2	2.6
Rate reset in 7 to 10 years	38,355	32,792	5.62%	90	8.02%	2/2036	7.0	6.5

Fixed Rate RMBS
30 year	57,488	50,152	6.11%	n/a	8.13%	6/2035	10.7	7.1

Total RMBS — June 30, 2008	$454,044	$444,185

RMBS — March 31, 2008	$476,700	$467,651			n/a — not applicable

(1)	Represents number of months before conversion to floating rate.

(2)	Constant prepayment rate refers to the expected average annualized percentage rate of principal prepayments over the remaining life of the security. The values represented in this table are estimates only and the results of a third party financial model.

(3)	Modified duration represents the approximate percentage change in market value per 100 basis point change in interest rates.
Alternative Assets Portfolio
During the second quarter of 2008, the structured and syndicated assets portion of the alternative assets portfolio, primarily the corporate leveraged loan book, decreased by 9.0% to $396.8 million from $436.2 million at March 31, 2008. The decrease was largely due to select asset sales and paydowns.
A provision for loan loss of $2.3 million was recognized in the quarter on three commercial real estate loans, two of which are in the process of being sold and for which no further impairment charges are expected.
Liquidity
The company manages short-term liquidity by maintaining a portfolio of unrestricted cash, overnight investments and unencumbered RMBS. These assets are available to meet margin calls on existing repurchase (repo) financing agreements and interest rate swap contracts, and to pledge against new repo borrowings and swap agreements. The repo borrowings are primarily overnight to thirty-day contracts that generally roll over and reprice at maturity.
Unencumbered RMBS and unrestricted cash and cash equivalents as of June 30, 2008 totaled $57.4 million compared to $56.4 million as of the end of the first quarter. In addition, the net equity in the financed RMBS portfolio, including associated interest rate swaps totaled approximately $28.3 million at quarter end. The total cash, cash equivalents, unencumbered liquid securities and net equity in financed liquid securities was approximately $85.7 million at June 30, 2008. The company believes these amounts, together with available financing sources and expected cash flows from operations, are adequate to meet its anticipated long-term (greater than one year) liquidity requirements.
Longer term funding totaled $755.5 million at June 30, 2008 and is summarized as follows:

		Weighted
	Carrying	Average
	Value	Rate
	(In thousands)
Revolving warehouse facility	$53,412	4.79%
Market Square CLO	276,000	3.31%
DFR MM CLO	231,000	3.40%
Trust preferred securities	123,717	5.67%
Series A and B Notes	71,412	7.70%

Total	$755,541	4.24%

The revolving warehouse facility and CLO borrowings are in bankruptcy remote subsidiaries and debt holders have recourse only to the collateral within these entities. Recourse obligations include three separate issuances of 30-year Trust preferred securities and 5-year, non-amortizing Series A and Series B notes which were issued in connection with the Merger. The debt to equity ratio (leverage) at June 30, 2008 of 9.6 is down from 10.1 at the end of the first quarter.
Book Value
Book value per share at June 30, 2008 was $3.37 compared to $3.26 at March 31, 2008. The increase in reported book value per share was primarily attributable to higher retained earnings due to net income in the second quarter of 2008 and the absence of a first quarter dividend.
Economic Book Value
At June 30, 2008, Market Square CLO Ltd. (Market Square CLO) total equity was negative $2.4 million primarily due to dividends paid in excess of its book earnings. Generally accepted accounting principles currently require the negative equity of this consolidated subsidiary to flow into the company’s financial statements even though the Market Square CLO is a bankruptcy remote entity, and the company’s economic exposure is limited to its equity investment.
Economic book value at June 30, 2008 of $227.2 million, or $3.41 per share, includes an add-back of $2.4 million, or $0.04 per share. To date, the company has received approximately $19.3 million in distributions from the Market Square CLO on the original investment of $24 million. A reconciliation of GAAP book value to economic book value is attached.
REIT Status
Similar to the end of the first quarter of 2008, the company held approximately $1.0 billion of U.S. Treasury bills as of June 30, 2008. These securities were purchased to assist the company in complying with the applicable REIT qualification tests as of June 30, 2008 and matured on July 3, 2008. The company does not expect to hold significant amounts of U.S. Treasury bills as part of its long-term investment strategy.
As a result of the sale of substantially all of the AAA-rated non-agency RMBS portfolio and a large portion of the agency RMBS portfolio in the first quarter of 2008, it will be challenging for the company to comply with its annual REIT gross income test for the 2008 calendar year. If the company fails this test, it will likely fail to qualify as a REIT for 2008 unless such failure of the annual gross income test is due to reasonable cause and is not due to willful neglect. The company is exploring alternative legal and tax structures and strategic opportunities in order to maximize value for DFR shareholders and is focused on optimizing the future benefits from its significant tax losses.
Dividend
The company announced today that its board of directors declared a cash dividend of $0.085 per share on the company’s common stock. On the dividend payment date, the company will also pay $1.7 million on account of accrued dividends with respect to the Series A preferred stock issued in late 2007, which was converted into common stock in March 2008. The record date for the common dividend is August 28, 2008, and the payment date will be October 15, 2008. The payment date for the accrued preferred dividend will be the same date. As a result of these dividend payments, the company expects to be treated as having distributed 100% of its 2007 REIT taxable income, thereby eliminating corporate level income tax on the company’s taxable income for that year.
Share Repurchase Program
The company also announced today that its board of directors authorized the repurchase of up to $1 million of the company’s outstanding common stock. The amount of the authorized repurchase was capped by the terms of the Series A and Series B notes issued by the company in connection with the Merger which limit the aggregate amount of common stock repurchases to $1 million during the term of the note agreements. As of June 30, 2008, the company had 66.7 million shares outstanding.
Commenting on the share repurchase program, Mr. Trutter said, “With this share repurchase program, we are affirming our confidence in the long-term future of the company. We continue to actively explore opportunities to increase long-term value for our shareholders.”
The share repurchases may occur from time-to-time through open market purchases, privately negotiated transactions and/or transactions structured through investment banking institutions as permitted by securities laws and other legal requirements. The manner, timing and amount of any purchases will be determined by the company based on an evaluation of market conditions, stock price and other factors. The program does not obligate the company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the company’s discretion. The company does not intend to repurchase any shares from its management team or other insiders.
The share repurchase will be funded using the company’s existing cash balance.
Board Retains UBS Investment Bank
The company also announced today that its board of directors has formed a special committee, the Strategic Relations Committee, to explore opportunities to enhance shareholder value and has hired UBS Investment Bank to assist in that process.
Conference Call
The company will host a live conference call to discuss its financial results on Tuesday, August 12, 2008, at 11:00 a.m. Eastern Time. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 888-663-2241. To participate on the webcast, log on to the company’s website at www.deerfieldcapital.com 15 minutes before the call to download the necessary software.
For those unable to listen to the call live, a replay will be available beginning one hour following the completion of the call on August 12, and will continue through August 19. To access the rebroadcast, dial 888-203-1112 and request reservation number 4624996. A replay of the call will also be available on the Internet at www.deerfieldcapital.com for 30 days.
About the Company
Deerfield Capital Corp. is a Maryland corporation with a principal investing portfolio comprised of fixed income investments, including residential mortgage backed securities (RMBS), government securities and corporate debt. In addition, through its subsidiary, Deerfield Capital Management LLC (DCM), the company manages client assets, including government securities, corporate debt, RMBS and asset backed securities (ABS).
For more information, please go to the company website, at www.deerfieldcapital.com
* * Notes and Tables to Follow * *

NOTES TO PRESS RELEASE
     Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations. Forward-looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the control of Deerfield Capital Corp. and its subsidiaries (“DFR”). Forward-looking statements are further based on various operating assumptions. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. DFR does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.
     Various factors could cause DFR’s actual results to differ materially from those described in any forward-looking statements. These factors include, but are not limited to: changes in economic and market conditions, particularly as they relate to the market for debt securities, such as mortgage-backed securities, and collateralized debt obligations; changes in DFR’s investment, hedging or credit strategies or the performance of its investment portfolios; the effects of defaults or terminations under, and DFR’s ability to enter into replacement transactions with respect to, repurchase agreements, interest rate swaps and long-term debt obligations; reductions in DFR’s assets under management and related management and advisory fee revenue; DFR’s ability to maintain compliance with its existing debt instruments and other contractual obligations; DFR’s ability to maintain compliance with applicable REIT qualification standards; DFR’s ability to maintain its exemption from registration as an investment company pursuant to the Investment Company Act of 1940; DFR’s ability to restore compliance with New York Stock Exchange (the “NYSE”) continued listing standards or, in the event that DFR is unable to maintain its listing with the NYSE, its ability to comply with the initial listing standards of the NYSE or another securities exchange; the cost, uncertainties and effect of any legal and administrative proceedings, such as the current Securities and Exchange Commission investigation into certain mortgage-backed securities trading procedures in connection with which the SEC has requested certain information from DFR regarding certain of its mortgage securities trades; DFR’s ability to complete the integration of, and realize the economic benefits of, its acquisition of Deerfield Capital Management LLC; and changes in, and the ability of DFR to remain in compliance with, law, regulations or government policies affecting DFR’s business, including investment management regulations and accounting standards.
     These and other factors that could cause DFR’s actual results to differ materially from those described in the forward-looking statements are set forth in DFR’s annual report on Form 10-K, as amended, for the year ended December 31, 2007, DFR’s quarterly reports on Form 10-Q for the quarters ended June 30 and March 31, 2008 and DFR’s other public filings with the SEC and public statements. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$44,532	$113,733
Due from broker	20,716	270,630
Restricted cash and cash equivalents	68,462	47,125
Available-for-sale securities, including zero and $4,884,023 pledged—at fair value	7,403	4,897,972
Trading securities, including $1,434,493 and $733,782 pledged—at fair value	1,445,802	1,444,505
Other investments	5,472	5,472
Derivative assets	1,780	4,537
Loans held for sale	264,559	267,335

Loans	383,663	466,360
Allowance for loan losses	(7,883)	(5,300)

Loans, net of allowance for loan losses	375,780	461,060

Investment advisory fee receivable	5,142	6,409
Interest receivable	8,061	39,216
Other receivable	985	22,912
Prepaid and other assets	13,992	14,721
Deferred tax asset, net	13,422	—
Fixed assets, net	9,793	10,447
Intangible assets, net	70,642	83,225
Goodwill	78,158	98,670

TOTAL ASSETS	$2,434,701	$7,787,969

LIABILITIES
Repurchase agreements, including $915 and $20,528 of accrued interest	$1,408,955	$5,303,865
Due to broker	5,649	879,215
Dividends payable	1,667	21,944
Derivative liabilities	6,796	156,813
Interest payable	5,029	28,683
Accrued other liabilities	25,751	35,652
Short term debt	483	1,693
Long term debt	755,541	775,368

TOTAL LIABILITIES	2,209,871	7,203,233

Series A cumulative convertible preferred stock. $0.001 par value, zero shares and 14,999,992 shares issued and outstanding (aggregate liquidation value of zero and $150,000)	—	116,162

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; zero and 14,999,992 shares issued and outstanding as described above	—	—
Common stock, par value $0.001:
500,000,000 shares authorized; 66,758,356 and 51,752,720 shares issued and 66,693,418 and 51,655,317 shares outstanding	67	51
Additional paid-in capital	866,200	748,216
Accumulated other comprehensive loss	(2,523)	(83,783)
Accumulated deficit	(638,914)	(195,910)

TOTAL STOCKHOLDERS’ EQUITY	224,830	468,574

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,434,701	$7,787,969

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
REVENUES
Net interest income:
Interest income	$21,824	$129,712	$83,174	$252,411
Interest expense	12,421	102,539	60,021	201,398

Net interest income	9,403	27,173	23,153	51,013

Provision for loan losses	2,302	5,133	4,502	6,933

Net interest income after provision for loan losses	7,101	22,040	18,651	44,080

Investment advisory fees	12,359	—	24,478	—

Total net revenues	19,460	22,040	43,129	44,080

EXPENSES
Management fee expense to related party	—	3,430	—	6,760
Incentive fee expense to related party	—	—	—	2,185
Compensation and benefits	7,705	—	17,063	—
Depreciation and amortization	2,580	—	5,267	—
Professional services	2,343	800	3,730	1,417
Insurance expense	733	205	1,467	341
Other general and administrative expenses	2,459	791	4,510	1,160
Impairment of intangible assets and goodwill	1,128	—	29,034	—

Total expenses	16,948	5,226	61,071	11,863

OTHER INCOME AND GAIN (LOSS)
Net gain (loss) on available-for-sale securities	(3,856)	(243)	(3,856)	2,306
Net gain (loss) on trading securities	(1,747)	(5,688)	(202,466)	(3,048)
Net gain (loss) on loans	5,505	(1,492)	(21,037)	470
Net gain (loss) on derivatives	6,070	5,327	(217,145)	5,373
Dividend income and other net gain (loss)	76	(361)	194	(97)

Net other income and gain (loss)	6,048	(2,457)	(444,310)	5,004

Income (loss) before income tax expense	8,560	14,357	(462,252)	37,221
Income tax expense (benefit)	2,868	(137)	(4,334)	200

Net income (loss)	$5,692	$14,494	$(457,918)	$37,021

NET INCOME (LOSS) PER SHARE—Basic	$0.08	$0.28	$(7.37)	$0.72

NET INCOME (LOSS) PER SHARE—Diluted	$0.08	$0.28	$(7.37)	$0.72

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING — Basic	68,817,149	51,596,928	62,133,178	51,592,137
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING — Diluted	68,817,149	51,759,376	62,133,178	51,760,265

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
BOOK VALUE CALCULATIONS
(In thousands, except per share amounts)

Calculation of economic book value per share:
Stockholders’ Equity as of June 30, 2008	$224,830	A

Add back negative equity of Market Square CLO	2,407	B

Pro-forma Stockholders’ Equity after add back (A+B)	$227,237	C

Total common stock outstanding as of June 30, 2008	66,693	D

Economic book value per share (C/D)	$3.41

The company believes that the presentation of economic book value per share is useful to investors because losses in excess of the equity in a bankruptcy remote subsidiary would accrue to debt investors in such an entity rather than the equity investor.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
EFFECTIVE RATE AND NET RETURN ANALYSIS (1)
(Dollars in thousands)

	Three months ended
	June 30, 2008			Mar 31, 2008	Inc / (Dec)
	Average	Interest	Effective	Effective	Effective
	Balance (2)	Income	Rate (3)	Rate (3)	Rate (3)
RMBS, U.S. T-bills & other securities (4)	$582,409	$6,770	4.65%	5.10%	(0.45)%
Assets held in CLO (Market Square)	267,545	4,281	6.40%	7.67%	(1.27)%
Assets held in CLO (Middle Market)	313,920	7,003	8.92%	10.56%	(1.64)%
Other corporate debt	138,597	3,770	10.88%	11.41%	(0.53)%

Total investments	$1,302,471	$21,824	6.70%	5.94%	0.76%

	Average	Interest	Effective	Effective	Effective
	Balance (2)	Expense	Rate (3)	Rate (3)	Rate (3)

Repurchase agreements & ST debt (5) (6)	$506,320	$3,213	2.54%	4.91%	(2.37)%
Long-term debt:
Market Square CLO	276,000	2,563	3.71%	4.86%	(1.15)%
Middle Market CLO	231,000	2,264	3.92%	5.12%	(1.20)%
Revolving warehouse facility	61,863	860	5.56%	2.67%	2.89%
Series A & B notes	71,363	1,536	8.61%	10.90%	(2.29)%
Trust preferred securities (TPS)	123,717	1,985	6.42%	7.31%	(0.89)%

Total short-term and long-term debt	$1,270,263	$12,421	3.91%	5.07%	(1.16)%

		Net
		Interest	Net	Net	Net
Net return on average investment		Income (7)	Return (8)	Return (8)	Return (8)

RMBS and other short-term investments (5)		$3,557	2.44%	0.76%	1.68%
Assets held in CLO (Market Square)		1,718	2.57%	2.75%	(0.18)%
Assets held in CLO (Middle Market)		4,739	6.04%	6.77%	(0.73)%
Other corporate debt		2,910	8.40%	10.23%	(1.83)%

Total net return before TPS and Series A & B notes		12,924	3.97%	1.74%	2.23%
Trust preferred and Series A & B notes		(3,521)	-1.08%	-0.41%	(0.67)%

Total net return		$9,403	2.89%	1.33%	1.56%

		Average
		Net	Net	Net	Net
Net return on average net investment		Investment	Return (9)	Return (9)	Return (9)

RMBS (5)		$76,089	18.70%	6.49%	12.21%
Assets held in CLO (Market Square)		24,000	28.63%	31.18%	(2.55)%
Assets held in CLO (Middle Market)		69,000	27.47%	30.64%	(3.17)%
Other corporate debt		76,734	15.17%	18.31%	(3.14)%

Total net return (including TPS and Series A & B notes)		$245,823	15.30%	9.40%	5.90%

(1)	This supplemental information is subject to various significant limitations, including that it is being provided solely for general informational purposes; it is based on unaudited financial information; it is subject to revision; the past results presented are not necessarily indicative of future results; the company makes no representation about the appropriateness of the information in making investment decisions; the portfolio instruments that constitute each asset category reflect subjective judgments by the company and are subject to change; the information is qualified in its entirety by the following documents available on our website— the company’s Annual Report for 2007 on Form 10-K filed with the SEC, the company’s subsequent reports on Form10-Q filed with the SEC, and the “Notes to Press Release” included with this announcement.

(2)	Average balance is calculated based on the month-end balances with the exception of some of the Other alternative assets, which are based on daily balances. Available-for-sale securities are included in this analysis using historical cost while all other balances are at carrying value. Average balances exclude any unsettled purchases and sales.

(3)	Effective rate is calculated by dividing Interest income or Interest expense by the respective Average balance. The effective rate is annualized.

(4)	RMBS, U.S. T-bills and other securities includes interest earning cash and short-term investments not held in a CLO.

(5)	This calculation includes the amortization of de-designated and terminated hedging activity resulting in an increase to interest expense of $5,253 and $61 for the three months ended March 31, 2008 and June 30, 2008, respectively.

(6)	Repurchase agreements include an immaterial amount related to Other corporate debt, however, these amounts are included in the RMBS Net return calculations.

(7)	Net Interest Income excludes “Provision for loan losses”, “Investment Advisory Fees”, “Expenses” and “Other income and gain (loss)”, reported in the Company’s Condensed Consolidated Statements of Operations.

(8)	Net return on average investment is calculated by dividing Net interest income by the average investment balance and the return is annualized.

(9)	Net return on average net investment is calculated by dividing the Net interest income by the respective average net investment. Average net investment is calculated for RMBS and Other corporate debt by taking their investment Average balance less the respective debt Average balance. Net investment for the Assets held in CLO (Market Square), Assets held in CLO (Middle Market) is their initial equity of $24,000 and $69,000, respectively. The Return on average net investment is annualized.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
ESTIMATED REIT TAXABLE LOSS (UNAUDITED)
(In thousands, except share and per share amounts)

			Six months
	Three months ended		ended
	March 31,	June 30,	June 30,
	2008	2008	2008
GAAP net income (loss)	$(463,610)	$5,692	$(457,918)

Adjustments to GAAP net income (loss):
Difference in rate of amortization and accretion	(1,372)	(46)	(1,418)
Interest income on non-accrual loans	508	825	1,333

Tax hedge interest accrual	(2,205)	(2,084)	(4,289)
Tax hedge amortization of deferred swap gains (losses)	(20,933)	(29,224)	(50,157)
Reverse GAAP amortization of swap (gains) losses	5,254	62	5,316

Provision for loan losses	2,200	2,302	4,502
Bad debt expense	(1,872)	—	(1,872)

Tax capital losses in excess of capital gains	304,559	7,630	312,189
Security basis difference recognized upon sale of RMBS	(82,140)	—	(82,140)
Gain on intercompany sale eliminated for GAAP	41	(608)	(567)
Security basis difference recognized upon sale of other assets	300	11	311
Tax hedge/GAAP trading swap adjustments	221,486	4,371	225,857
Other unrealized (gain) loss	2,147	(19,649)	(17,502)
Exclusion of taxable REIT subsidiary pre-tax income	26,376	(6,174)	20,202
Income tax expense (benefit)	(7,202)	2,868	(4,334)
Other book/tax adjustments	21	12	33

Net adjustments to GAAP net income (loss)	447,168	(39,704)	407,464

Estimated REIT taxable loss	$(16,442)	$(34,012)	$(50,454)

Weighted average diluted shares	54,965,218	68,817,149	62,133,178

Taxable earnings per diluted share (1)	$(0.30)	$(0.49)	$(0.81)

(1)	Quarters may not sum to period-to-date due to the calculation of earnings per share for each period on a stand-alone basis.
The company believes that the presentation of estimated REIT taxable income is useful because it indicates the estimated minimum amount of distributions it must make in order to avoid corporate level income tax. However, beyond its intent to distribute to stockholders at least 90% of REIT taxable income on an annual basis in order to maintain our REIT qualification, the company does not expect that the amount of distributions it makes will necessarily correlate to estimated REIT taxable income. Rather, the company expects to determine the amount of distributions to make based on cash flow, GAAP net income and what it believes to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. Estimated REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, the company does not consider estimated REIT taxable income to be a reliable measure of liquidity although the related distribution requirement can impact liquidity and capital resources. Moreover, there are limitations associated with estimated REIT taxable income as a measure of financial performance over any period, and the presentation of estimated REIT taxable income may not be comparable to similarly titled measures of other companies, which may use different calculations. As a result, estimated REIT taxable income should not be considered as a substitute for GAAP net income as a measure of financial performance.